Exhibit 99.1

PennyMac Mortgage Investment Trust

Reports Third Quarter 2025 Results

WESTLAKE VILLAGE, Calif. – October 21, 2025 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $47.8 million, or $0.55 per common share for the third quarter of 2025, on net investment income of $99.2 million. PMT previously announced a cash dividend for the third quarter of 2025 of $0.40 per common share of beneficial interest, which was declared on September 17, 2025, and will be paid on October 24, 2025, to common shareholders of record as of October 10, 2025.

Third Quarter 2025 Highlights

Financial results:

•	Net income attributable to common shareholders of $47.8 million; annualized return on average common shareholders’ equity of 14 percent[1]

•	Strong levels of income excluding market driven value changes and interest rate risk hedging results

•	Book value per common share increased to $15.16 at September 30, 2025, from $15.00 at June 30, 2025

Other investment highlights:

•	Investment activity driven by acquisition volumes

•	Loans acquired totaled $4.6 billion in unpaid principal balance (UPB), up 13 percent from the prior quarter

•	Acquired $3.3 billion in UPB of conventional conforming and jumbo loan volume from PFSI through their fulfillment agreement, up 8 percent from the prior quarter

•	Also acquired $1.3 billion in UPB of loans from PennyMac Financial Services, Inc.’s (NYSE: PFSI) production, up 28 percent from the prior quarter

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

•	Resulted in the creation of $46 million in new mortgage servicing rights (MSRs)

•	Closed three Agency-eligible investor loan securitizations and one Jumbo loan securitization with a combined UPB of $1.5 billion

•	Generated $84 million of net new investments in non-Agency subordinate bonds[2]

•	Generated $50 million of net new investments in non-Agency senior bonds[2]

•	Purchased $876.4 million of Agency floating rate mortgage-backed securities (MBS)

•

Sold the remainder of our opportunistic investments in government sponsored enterprise (GSE)-issued credit risk transfer (CRT) for $195 million, realizing significant gains on these investments and freeing up capital to invest in newly created investments from PMT’s ongoing private label securtization efforts

Other highlights:

•	Redeemed $350 million of MSR term notes due to mature in 2026

Notable activity after quarter end:

•	Closed a jumbo loan securitization with a UPB of $336 million

•	Generated $14 million of net new investments in non-Agency subordinate bonds[2]

•	Closed an Agency-eligible investor loan securitization with a UPB of $387 million

•	Generated $25 million of net new investments in non-Agency subordinate bonds[2]

•	Priced our inaugural Agency-eligible owner occupied loan securitization with a UPB of $292 million

•	Generated $13 million of net new investments in non-Agency subordinate bonds[2]

“In the third quarter PMT produced outstanding results and growth in book value per share with a 14 percent annualized return on common equity,” said Chairman and CEO David Spector. “These results were primarily driven by strong levels of income excluding market-driven value changes combined with strong interest rate risk hedging results. As part of our active capital management strategy to optimize returns, this quarter we sold $195 million of opportunistic investments in GSE-issued CRT, realizing significant gains. The sale of these investments frees up capital for PMT to invest in newly created assets with higher projected returns from our ongoing private label securitization efforts. In the third quarter we successfully completed four non-Agency securitizations totaling $1.5 billion in UPB and retained $140 million of newly created securities.”

[2]

We consolidate the assets and liabilities of the trust that issued the subordinate and senior bonds; accordingly, these investments are shown as Loans at fair value and Asset-backed financing of variable interest entities at fair value on our consolidated balance sheets

Mr. Spector continued, “Our relationship with PFSI continues to be a cornerstone of our success, reinforcing our capabilities and providing a key competitive advantage in the ability to organically create new investments. PMT’s improved return potential is driven by the new organic investments being created as a result of our firmly established position as a leading issuer of private label securitizations. We anticipate our earnings per share over the next year to average above our current dividend level, with continued strong performance and modest growth in book value per share. As a result, we believe we are well-positioned to continue delivering attractive risk-adjusted returns to our shareholders.”

The following table presents the contributions of PMT’s segments to pretax income:

Quarter ended September 30, 2025	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Reportable segment total	Corporate	Total
	(in thousands)
Net investment income:
Net gains on investments and financings
Mortgage-backed securities	$(817)	$38,389	$—	$37,572	$—	$37,572
Loans held for investment	4,655	8,118	—	12,773	—	12,773
CRT investments	13,742	—	—	13,742	—	13,742

	17,580	46,507	—	64,087	—	64,087
Net gains on loans acquired for sale	—	—	14,857	14,857	—	14,857
Net loan servicing fees	—	15,429	—	15,429	—	15,429
Net interest expense:
Interest income	20,912	173,810	33,071	227,793	2,295	230,088
Interest expense	19,615	179,206	28,214	227,035	1,359	228,394

	1,297	(5,396)	4,857	758	936	1,694
Other	(28)	—	3,193	3,165	—	3,165

	18,849	56,540	22,907	98,296	936	99,232

Expenses:
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	1	21,011	—	21,012	—	21,012
Management fees	—	—	—	—	6,912	6,912
Loan fulfillment fees	—	—	6,162	6,162	—	6,162
Professional services	—	—	6,589	6,589	2,019	8,608
Compensation	—	—	—	—	2,817	2,817
Loan collection and liquidation	9	1,494	—	1,503	—	1,503
Safekeeping	—	1,112	82	1,194	—	1,194
Mortgage loan origination Fees	—	—	794	794	—	794
Other	85	577	36	698	2,534	3,232

	95	24,194	13,663	37,952	14,282	52,234

Pretax income (loss)	$18,754	$32,346	$9,244	$60,344	$(13,346)	$46,998

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in other GSE CRT, and investments in non-Agency subordinate bonds from private-label securitizations of PMT’s production. Pretax income for the segment was $18.8 million on net investment income of $18.8 million, compared to pretax income of $21.8 million on net investment income of $21.9 million in the prior quarter.

Net gains on investments in the segment were $17.6 million, compared to $19.8 million in the prior quarter. These net gains included $13.7 million of gains from PMT’s organically-created GSE CRT investments, $4.7 million from gains on non-Agency subordinate bonds from PMT’s production, and $0.8 million of losses from other GSE CRT investments.

Net gains on PMT’s organically-created CRT investments for the quarter were $13.7 million, compared to net gains of $20.3 million in the prior quarter. These net gains included $1.5 million in valuation-related gains, which reflected the impact of relatively flat credit spreads in the third quarter. The prior quarter included $7.8 million of gains due to credit spread tightening. Net gains on PMT’s organically-created CRT investments also included $13.5 million in realized gains and carry, compared to $13.6 million in the prior quarter. Realized losses during the quarter were $1.3 million, similar to levels realized in prior quarters.

Net interest income for the segment totaled $1.3 million, compared to $2.1 million in the prior quarter. Interest income totaled $20.9 million, down from $21.0 million in the prior quarter. Interest expense totaled $19.6 million, up from $18.8 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs are expected to decrease in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to increase in fair value. The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net loan servicing fees and net interest income, as well as associated expenses.

Pretax income for the segment was $32.3 million on net investment income of $56.5 million, compared to pretax loss of $4.9 million on net investment income of $20.7 million in the prior quarter.

Net loan servicing fees were $15.4 million, compared to $23.9 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $151.4 million and $4.4 million in other fees, reduced by $89.4 million in realization of MSR cash flows, which was down from $97.8 million in the prior quarter due to lower realized and projected prepayment activity. Net loan servicing fees also included $27.0 million in fair value losses on MSRs, $27.4 million in hedging losses, and $3.3 million of MSR recapture income.

Net gains on investments for the segment were $46.5 million, which primarily consisted of gains on MBS. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax effects.

The following schedule details net loan servicing fees:

	September 30, 2025	Quarter ended June 30, 2025	September 30, 2024
	(in thousands)
From non-affiliates:
Contractually specified	$151,395	$153,111	$162,605
Other fees	4,428	5,127	4,012
Effect of MSRs:
Change in fair value
Realization of cashflows	(89,404)	(97,841)	(100,612)
Market changes	(26,975)	22,713	(84,306)

	(116,379)	(75,128)	(184,918)
Hedging results	(27,360)	(60,637)	(67,220)

	(143,739)	(135,765)	(252,138)

Net servicing fees from non-affiliates	12,084	22,473	(85,521)
From PFSI—MSR recapture income	3,345	1,474	441

Net loan servicing fees	$15,429	$23,947	$(85,080)

Net interest expense for the segment was $5.4 million versus $17.1 million in the prior quarter. Interest income totaled $173.8 million, up from $137.5 million in the prior quarter primarily due to a higher amount of retained investments from Agency-eligible investor loan securitizations and the addition of $876.4 of Agency floating rate MBS investments during the quarter. Interest expense totaled $179.2 million, up from $154.6 million in the prior quarter, due to higher financing balances.

Segment expenses were $24.2 million, compared to $25.6 million in the prior quarter.

Correspondent Production Segment

Under a renewed mortgage banking services agreement with PFSI, effective July 1, 2025, correspondent production volumes are now initially acquired by PFSI. However, PMT retains the right to purchase up to 100 percent of non-government correspondent loan production. After purchasing certain jumbo loans and conventional conforming loans from PFSI, PMT sells or securitizes those loans, resulting in current period income. PMT’s Correspondent Production segment generated pretax income of $9.2 million in the third quarter, down from $13.7 million in the prior quarter.

PMT purchased a total of $3.3 billion in UPB of conventional conforming and jumbo loans through its fulfillment agreement that PFSI acquired from correspondent sellers, up 8 percent compared to the $3.1 billion in conventional conforming and jumbo loans that PMT retained in the prior quarter. PMT is expected to acquire all jumbo correspondent production and 15 to 25 percent of total conventional conforming correspondent production in the fourth quarter of 2025, compared to its retention of 100 percent of jumbo correspondent production and 17 percent of conventional conforming correspondent production in the third quarter of 2025. Interest rate lock commitments on conventional conforming and jumbo loans for PMT’s account totaled $4.4 billion, up 24 percent from the prior quarter. Additionally, PMT acquired $1.3 billion in UPB of loans from PFSI’s production for inclusion in private label securitizations, up from $1.0 billion in the prior quarter.

Segment revenues were $22.9 million and included net gains on loans acquired for sale of $14.9 million, net interest income of $4.9 million, and other income of $3.2 million, which primarily consists of volume-based origination fees. Net gains on loans acquired for sale decreased $2.9 million from the prior quarter, and included gains from increased demand for private label securitization and whole loan execution for non-owner occupied and jumbo loans. Interest income was $33.1 million, down from $35.9 million in the prior quarter, and interest expense was $28.2 million, down from $30.3 million in the prior quarter.

Segment expenses were $13.7 million, up slightly from $13.1 million in the prior quarter. The weighted average fulfillment fee rate in the second quarter was 18 basis points, down from 19 basis points in the prior quarter.

Corporate

Corporate includes interest income from cash and short-term investments, management fees, and corporate expenses.

Corporate revenues were $0.9 million, up from $0.7 million in the prior quarter. Corporate expenses were $14.3 million, down slightly from $14.4 million in the prior quarter, and consisted of management fees of $6.9 million and $7.4 million of remaining expenses.

Taxes

PMT recorded a tax benefit of $11.3 million, driven primarily by fair value declines on MSRs and interest rate hedges held in PMT’s taxable REIT subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, October 21, 2025. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	investorrelations@pennymac.com
818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; changes in housing prices, housing sales and real estate values; changes in macroeconomic, consumer and real estate market conditions; the federal government shutdown; the Company’s compliance with changing federal, state and local laws and regulations that govern its business; the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk adjusted investment opportunities in mortgage loans and mortgage related assets that satisfy the Company’s investment objectives; the concentration of credit risks to which the Company is exposed; the Company’s dependence on and potential conflicts with its manager, servicer and their affiliates; the Company’s ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the development of artificial intelligence; the availability, terms and deployment of short term and long term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’ s investments; the Company’s substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the Company’s exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’ s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities or other investments in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage backed securities or relating to the Company’s mortgage servicing rights and other investments; risks associated with the discontinuation of LIBOR; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the accuracy or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market regulatory or other changes that impact government agencies or government sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; federal and state mortgage regulations and enforcement; changes in government support of homeownership and affordability programs; changes in the Company’s investment objectives or investment or operational strategies; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands except share amounts)
ASSETS
Cash	$263,488	$362,900	$344,358
Short-term investments at fair value	181,043	108,586	102,787
Mortgage-backed securities at fair value	4,609,164	3,967,045	4,182,382
Loans held for sale at fair value	2,421,033	2,616,251	1,665,796
Loans held for investment at fair value	5,983,197	4,566,532	1,429,525
Derivative assets	58,442	52,964	81,844
Deposits securing credit risk transfer arrangements	1,033,008	1,064,719	1,135,447
Mortgage servicing rights at fair value	3,668,755	3,739,106	3,809,047
Servicing advances	61,599	70,480	71,124
Due from PennyMac Financial Services, Inc.	18,171	14,894	8,538
Other	227,771	237,642	224,806

Total assets	$18,525,671	$16,801,119	$13,055,654

LIABILITIES
Assets sold under agreements to repurchase	$7,708,183	$6,826,855	$5,748,461
Mortgage loan participation and sale agreements	—	8,413	28,790
Notes payable secured by credit risk transfer and mortgage servicing assets	2,248,609	2,666,133	2,830,108
Unsecured senior notes	876,510	875,225	814,915
Asset-backed financing of variable interest entities at fair value	5,439,582	4,176,128	1,334,797
Interest-only security payable at fair value	36,558	36,553	35,098
Derivative and credit risk transfer strip liabilities at fair value	12,186	13,474	16,151
Accounts payable and accrued liabilities	135,585	141,699	114,085
Due to PennyMac Financial Services, Inc.	40,165	30,604	32,603
Income taxes payable	143,832	155,326	155,544
Liability for losses under representations and warranties	5,152	5,064	8,315

Total liabilities	16,646,362	14,935,474	11,118,867

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 87,016,604, 87,016,604 and 86,860,960 common shares, respectively	870	870	869
Additional paid-in capital	1,926,552	1,925,740	1,924,596
Accumulated deficit	(589,595)	(602,447)	(530,160)

Total shareholders’ equity	1,879,309	1,865,645	1,936,787

Total liabilities and shareholders’ equity	$18,525,671	$16,801,119	$13,055,654

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands, except per share amounts)
Investment Income
Net gains on investments and financings	$64,087	$33,680	$146,695
Net gains on loans acquired for sale	14,857	17,806	20,059
Loan origination fees	3,095	3,385	6,640
Net loan servicing fees:
From nonaffiliates
Servicing fees	155,823	158,238	166,617
Change in fair value of mortgage servicing rights	(116,379)	(75,128)	(184,918)
Hedging results	(27,360)	(60,637)	(67,220)

	12,084	22,473	(85,521)
From PennyMac Financial Services, Inc.	3,345	1,474	441

	15,429	23,947	(85,080)
Net interest income (expense)
Interest income	230,088	196,481	176,734
Interest expense	228,394	205,149	184,171

	1,694	(8,668)	(7,437)
Other	70	51	(13)

Net investment income	99,232	70,201	80,864

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	21,012	21,645	22,240
Management fees	6,912	6,869	7,153
Loan fulfillment fees	6,162	5,814	11,492
Professional services	8,608	8,362	2,614
Compensation	2,817	2,836	1,326
Loan collection and liquidation	1,503	2,385	2,257
Safekeeping	1,194	1,228	1,174
Loan origination	794	666	1,408
Other	3,232	3,390	4,666

Total expenses	52,234	53,195	54,330

Income before (benefit from) provision for income taxes	46,998	17,006	26,534
(Benefit from) provision for income taxes	(11,298)	9,472	(14,873)

Net income	58,296	7,534	41,407
Dividends on preferred shares	10,455	10,455	10,455

Net income (loss) attributable to common shareholders	$47,841	$(2,921)	$30,952

Earnings (loss) per common share
Basic	$0.55	$(0.04)	$0.36
Diluted	$0.55	$(0.04)	$0.36
Weighted average shares outstanding
Basic	87,017	87,012	86,861
Diluted	87,017	87,012	86,861